Exhibit 99.2

TRANSCRIPT OF EARNINGS CONFERENCE CALL HELD ON FEBRUARY 13, 2019

CORPORATE PARTICIPANTS

Jerome P. Grisko CBIZ, Inc. – President and CEO

Ware H. Grove CBIZ, Inc. – CFO and SVP

Lori Novickis CBIZ, Inc. - Director of Corporate Relations

CONFERENCE CALL PARTICIPANTS

Christopher Paul Moore CJS Securities, Senior Research Analyst

Timothy John McHugh William Blair & Company LLC, Research Division – Partner & Global Services Analyst

Marc Frye Riddick Sidoti & Company, LLC – Business and Consumer Services Analyst

PRESENTATION

Operator

Good morning, and welcome to the CBIZ Fourth Quarter and Full Year 2018 Results Conference Call. (Operator Instructions) Please note, this event is being recorded.

I would now like to turn the conference over to Lori Novickis, Director of Corporate Relations. Please go ahead.

Lori Novickis - CBIZ, Inc. - Director of Corporate Relations

Thank you, Gary. Good morning, everyone, and thank you for joining us for the CBIZ Fourth Quarter and Full Year 2018 Results Conference Call. In connection with this call, today's press release has been posted on the Investor Relations page of our website, www.cbiz.com. This call is being webcast. A link to the live webcast as well as the replay can also be found on our website.

Before we begin our presentation, we would like to remind you that during the call, management may discuss certain non-GAAP financial measures. A reconciliation of these measures can be found in financial tables of today's press release. Finally, remember that management may also make forward-looking statements. Such statements are based on current information and management's expectations as of this date and do not guarantee future performance. Forward-looking statements involve certain risks, uncertainties and assumptions that can be difficult to predict. Actual results can, and sometimes do, differ materially. A more detailed description of such risks and uncertainties can be found in the company's filings with the Securities and Exchange Commission.

Joining us for today's call are Jerry Grisko, President and CEO; and Ware Grove, Chief Financial Officer.

I'll now turn the call over to Jerry for his opening remarks. Jerry?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Thank you, Lori. Good morning, everyone. As I referenced in the press release that was sent out earlier this morning, 2018 was an exceptional year for CBIZ. The favorable business climate that we experienced throughout the year resulted in strong demand for many of our core accounting and our Benefits and Insurance Services that we provide to our clients, and we also experienced strong demand for a number of our more project-oriented services.

This resulted in very strong financial performance, including total revenue growth of 7.8% and organic revenue growth of 4.7% for the full year. Growth from our newly acquired operations contributed another 3.1% to our total revenue growth. And at $1.09, our earnings per share for the full year reflects an increase of 18.5% over the $0.92 per share reported a year ago.

As we've discussed in the past, the fourth quarter is normally seasonally slower for us and we experienced some of that slowdown again this year. For the fourth quarter, our total revenue grew by 2%, of which same unit revenue contributed 0.4% and newly acquired operations contributed 1.6%. The seasonally lower revenues combined with the impact of the strategic investments spending this year, resulted in a loss of $0.02 per share in the fourth quarter this year.

Please remember that there were several unique factors that occurred a year ago that caused our fourth quarter in 2017 to be relatively stronger than normal. As a result, it will be difficult to glean any useful information by comparing the fourth quarter of 2018 to the fourth quarter of 2017. A more meaningful comparison would be the second half of 2018 compared to the second half of 2017, which reflects that 2018 was considerably stronger for the same period. The strong financial results experienced throughout 2018 allowed us to make significant investments in the future growth and profitability of our businesses.

Those investments included considerable incremental spending to add to the number of producers in our Benefits and Insurance group and to increase our brand awareness through the launch of our first-ever national television branding campaign. We were pleased to be able to make those investments and still maintain our pretax profit margins year-over-year.

Now turning to some specific comments within our 2 practice groups. Within our financial services group, we experienced strong performance in virtually every major service line, including our core tax, accounting and advisory services, our government health care consulting business and our private equity advisory business. That performance produced an increase in total revenue of 11.2% for the full year and 3.1% in the fourth quarter. Same-unit revenue within this group grew by an impressive 7.1% for the full year and by 1.5% for the fourth quarter.

Turning to our Benefits and Insurance group. Total revenue grew by 1.6% for the full year and declined by 0.3% in the fourth quarter. Same-unit revenue grew by 0.2% for the full year and declined by 2% in the fourth quarter. While we are not yet achieving the rate of growth that we ultimately expect from a number of businesses within this group, the results for 2018 were generally in line with expectations at this point and we are confident that the investments that we're making in the business will result in steady improvement in the rate of organic growth within this group.

Looking ahead to 2019, the unknown at this time is the level of project-oriented work that we will have this year compared to 2018, and the potential for a shift in confidence from our clients that may come if we experience a pronounced economic slowdown. With that said, the early signs are that we are going to continue to experience very favorable business conditions in the services that we provide and that 2019 should be another very good year for CBIZ.

So with these comments, I would like to turn it over to Ware Grove, our Chief Financial Officer.

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Thank you, Jerry, and good morning, everyone. Economic conditions throughout 2018 were very favorable and the business performed very well. As Jerry commented, during this past year we supported increased spending on a number of important strategic initiatives, and we also maintained a stable pretax margin of 8.7% throughout the year compared to the prior year. The 7.8% revenue growth for the year translated into an 18.5% growth in earnings per share to $1.09 per share this year compared to $0.92 per share reported a year ago.

If you eliminate the onetime favorable impact of tax reform in 2017, the growth in earnings per share was up 25.3% over an adjusted $0.87 for 2017. As you compare results with the prior year, particularly the fourth quarter results this year, bear in mind the spending pattern on the initiatives accelerated in the third and fourth quarters, including the spending related to the media branding campaign, which occurred primarily in the second half of this year. Beyond the impact of spending on the initiatives, the impact of the newly adopted revenue recognition accounting standards also impacts comparisons with prior year. This change in accounting primarily impacts revenue reporting in our property and casualty business and the impact in the fourth quarter resulted in a decline in revenue of $800,000 compared with the prior year.

You will find further details outlining the impact from the adoption of the new revenue recognition accounting standards in the upcoming 10-K report. Cash flow was very strong in 2018. At December 31, 2018, the outstanding balance on our $400 million credit facility was $135.5 million and leverage, as measured against EBITDA, was 1.3x. Unused borrowing capacity at year-end was $255.5 million.

Using capital to make strategic acquisitions continues to be our highest priority. Balanced with acquisitions, we also want to repurchase shares when we find opportunities related to share price volatility. During 2018, we used approximately $41.7 million for acquisition-related spending, and through the end of the year, we used approximately $15.6 million to repurchase 752,000 shares of our common stock. Since December 31, we have repurchased additional shares through a 10b5-1 program. And through the close of business yesterday, we have repurchased an additional 334,000 shares in 2019. In total, nearly 2% of our shares outstanding since the beginning of 2018.

We will continue to explore additional share repurchases and we'll continue to look for volatility in the share price to find opportunities to increase share price -- share repurchase activity. At the current time, we expect fully diluted share count in 2019 to be within a range of 56.5 million shares to 57 million shares, compared with 56.5 million fully diluted shares at year-end 2018.

For your information, on February 6 this year, the CBIZ Board renewed the annual authorization to repurchase 5 million shares. Day sales outstanding on receivables at year-end this year was 70 days compared with 73 days a year ago. Bad debt expense for the full year in 2018 was 40 basis points on revenue compared with 64 basis points a year ago. Depreciation and amortization expense for the full year in 2018 was approximately $23.7 million compared with approximately $23.1 million a year ago.

Looking ahead, estimated future cash needs for earn-out payments on acquisitions already closed are approximately $17.1 million in 2019, approximately $11 million in 2020, approximately $4.2 million in 2021 and approximately $2.2 million in 2022.

Capital spending for the year was higher as a number of office-related moves, combined with a shift from leasing to purchasing personal computers and other IT-related equipment resulted in an increased level of capital spending to $14.6 million for the full year, of which $4.8 million was in the fourth quarter. These 2 factors are the key drivers to capital spending at CBIZ, and as a result, we expect future spending to be within a range of $10 million to $12 million a year.

For the full year 2018, we reported an effective tax rate of 22.9%. This is lower than the initial estimated rate of 25% due to the favorable impact of accounting for stock compensation this past year, plus we recorded some onetime tax benefits in the second half of the year that were unpredictable earlier in the year. As we look forward, we expect an effective tax rate of approximately 25% in 2019. The unpredictable nature of the impact of stock compensation accounting could have either a favorable or an unfavorable impact on the tax rate depending on the level of future option exercises and the price on the date of exercise compared with the grant date value.

The impact of accounting for gains and losses on the assets held in our deferred compensation plan has an impact on reported gross margin and reported general administration expense. Most of you are fully aware that there is no impact to reported pretax income as they are an offsetting amount included in other income.

With the significant market volatility that occurred in the fourth quarter of 2018, however, the impact in the fourth quarter was more significant than typically reported in any one quarter and you will find these amounts outlined in the notes to our earnings release. Eliminating the impact of the accounting for gains and losses on the deferred compensation plan assets, for the full year 2018, gross margin was 13.8% this year compared with 12.9% the prior year. And G&A expense was 4.3% of revenue this year compared with 3.8% of revenue the prior year. The increase in general administrative expense was driven by the increased spending on the branding media campaign, combined with recording a higher level of variable incentive compensation expense that relates to the strong performance of the business in 2018.

In mid-2018, we noted that several of our transactional businesses, including our real estate tenant advisory and our recruiting and compensation consulting businesses have seen strong demand for their services. Very strong growth in these businesses this past year contributed approximately 50 basis points to the 4.7% same-unit growth in 2018. These are largely project-driven businesses, and due to their nonrecurring nature, we want to take a cautious approach to projecting similar growth rates in these businesses in the year ahead.

Also, you should note that a small secondary market financial services office was divested in the fourth quarter of 2018. And another small office was divested in January of 2019. Together, these 2 divestitures will reduce the revenue base going into 2019 by approximately $4.4 million, a 40 basis points impact on total revenue growth as we look forward to 2019.

Now making acquisitions continues to be a key strategic element to our growth model, as we seek to strengthen our core business and complement the organic growth of our business. With strong cash flow from operations combined with approximately $250 million of unused financing capacity, there is plenty of capital to continue an aggressive acquisition program. As we have done over a long period of time, we fully expect to close at least 3 to 5 acquisitions in the year ahead. Simply as a result of the timing of recent acquisition activity that occurred in the second half of 2018, we expect a very modest contribution of less than 1% to revenue growth from recently acquired businesses as we look forward into 2019. This compares with a 3.1% contribution to revenue growth from acquisitions this past year and that is more characteristic contribution from acquisition activity over a longer period of time.

Due to the uncertainty of the timing and size of future acquisition activity, the potential impact of future acquisitions is not normally included in our revenue expectations as we look to the year ahead.

Now looking ahead to 2019, there are some uncertainty in the economic outlook but we generally expect a continuation of the favorable conditions that existed through 2018. As a result, we expect continued strong performance in our core financial services business and with continued investment in our Benefits and Insurance business, we expect improved results within that group as well.

So to recap, as a result of these factors that I outlined, we expect revenue growth within a range of 4% to 6% in 2019 compared with the $922 million of revenue reported for 2018. Projected growth this coming year will largely come from the continued strong organic growth of our core businesses. As we expect the effective tax rate in 2019 will be approximately 25%, which is higher than the 22.9% in 2018 for the reasons I outlined earlier. As always, the expected tax rate could be impacted by a number of unpredictable factors. Fully diluted weighted average share count for the full year of 2019 is projected to be within a range of 56.5 million to 57 million shares. And finally, we expect growth in earnings per share in 2019 to be within a range of 10% to 12% over the $1.09 per share that we reported for the full year of 2018.

So with these comments, I'll conclude, and I'll turn it back to Jerry for additional comments.

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Thank you, Ware. I'd like just to make a couple of additional comments before we turn it over to Q&A. First, related to M&A. Making good acquisitions to strengthen our business and to complement organic growth has and will continue to be a high priority for us. We are very pleased with the 4 companies that joined us throughout 2018. But given the timing and the size of these transactions, we expect a relatively modest contribution to total revenue growth in 2019 compared with the growth that we achieved from acquisitions in 2018.

With our current pipeline of potential acquisitions, including transactions of a more sizable nature than those closed within the past year, we would expect to close at least 3 to 5 transactions in the coming year. With that said, the timing of the closing of acquisitions is difficult to predict, and there can be a reasonably high mortality rate from time to time.

Next, just a brief comment on our culture. The most important element of our -- of the success in our business is the strength of our team and our ability to create an environment that allows us to attract, retain and develop the best and brightest professionals in the industry. One of the best ways for us to measure if we are creating such an environment is the recognition that we receive from various organizations that survey our workforce and publicize those results in the list of Best Places to Work. This year, we are proud to have won over 50 such awards, including recognition by Forbes and Fortune magazines as among the Best Places to Work in our industries. I want to thank each of our over 4,800 team members, who come to work every day and contribute to the amazing culture that we have here at CBIZ.

With that said, I'd like to turn it over to Q&A.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) And our first question comes from Chris Moore of CJS Securities.

Christopher Paul Moore CJS Securities, Senior Research Analyst

Yes, maybe we could just start with the earnings leverage. I know -- kind of as measured by pretax margin, it was flat in fiscal '18. Typically you talk about 30 to 40-plus kind of basis point expansion. When we're looking at '19, should we expect any catch-up from '18? Or should we expect kind of that normal incremental improvement that you've seen historically?

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Chris. This is Ware Grove. Yes, last year was an investment year, so we did some spending that we are happy to keep the margin flat year-over-year, despite the spending, so it was a very good year for us. But yes, if you look into the year ahead, we should see a resumption of that margin improvement.

Christopher Paul Moore CJS Securities, Senior Research Analyst

Okay. And then in terms of the acquisitions, I mean, I would think but I don't know, that today versus a year ago, are the valuations that you're seeing that people looking for, are they becoming a little bit more reasonable?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

I actually thought you were going to go the other way as far as valuations are concerned. They really haven't changed much in the past 12, 24 months. The valuations on the insurance brokerage side continue to be high, and we look hard for opportunities within that space to be able to bring on the types of organizations that are going to help us grow. In the other sides of our business, we haven't seen a lot of movement in the multiples, either up or down. So when you said, in today's environment, are they going to be more reasonable? What we would say is, for really high-quality organizations, there generally is never a bargain price for acquisitions. But that's okay for us, we'd rather really kind of target and acquire really high-quality organizations, and we think the multiples today are at levels that allow us to be competitive in that space, provide a reasonable purchase price to the sellers and provide our shareholders with a reasonable return.

Christopher Paul Moore CJS Securities, Senior Research Analyst

Got it. And last question from me. In terms of the kind of enhanced increased investment on the producer side, can you give us any sense in terms of the metrics there, increase in producers? Just kind of a little more specifics in terms of how that's going?

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Chris, this is Ware. We have -- our target is to achieve a level of 100 fully productive, what we call, validated producers. Today we have in the range of 60 to 65 people that are considered to be fully productive. But we also have another 35 to 40 of relatively new producers that are coming up in various stages of, I'll call it, the productivity curve. You vet about 300 when you're hiring people, so maybe 1 in 3 ultimately succeeds. So there is a level of investment there that takes some level of investment to get the nets validated producers increasing to the target to 100. So we've invested, we've got 100 today, and as we build that layer of unvalidated or new producers, we'll climb gradually towards that. I would characterize it as we're about halfway through a 36 months program now of what we think will take to get us from 60 to 100 fully producing productive producers.

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Yes, a couple -- a little bit more color around that, Chris. So the group that Ware is referring to is our employee benefits group. We are also building producers within our property and casualty group and our retirement plan services group. So all the service lines really in that segment of the business, first. The second thing is on the positive note, within our employee benefits group, although it's like 40% of them are relatively new, that 40% group are outperforming the expectations that we have for them. So while they are not yet producing at the, what we consider, the validated level, they are outproducing, and I credit our team there for putting strong processes in, not only of recruiting but in training and development and mentoring and the other disciplines that we've put into that group.

Operator

(Operator Instructions) The next question comes from Tim McHugh with William Blair & Company.

Timothy John McHugh William Blair & Company LLC, Research Division – Partner & Global Services Analyst

Just one follow up, I guess, on the question about margin guidance. I guess my rough math initially here is that to get the leverage from the revenue growth to the EPS growth, you need probably a little more than 30 to 40 basis points of pretax margin expansion, I'd normally look for. Is that right or wrong? And I guess if that's right, I guess is this the leverage of the benefit cost and the branding campaign? Or is there other things, I guess, that are -- would point to that?

Ware H. Grove - CBIZ, Inc. - CFO and SVP

Well, yes. Great question, Tim. Let me be a little more clear. When you look ahead to 4% to 6% revenue guidance, that translates into 10% to 12% earnings guidance, and you also have a higher tax rate to bake in there. So you do have probably slightly higher than the 30 to 50 basis points target that we talk about. You have a slightly higher target for 2019.

Timothy John McHugh William Blair & Company LLC, Research Division – Partner & Global Services Analyst

And another follow up. Sorry, on the Insurance Benefits too, I understand the color you gave was helpful. I guess, if we look at broadly, how many in total? Not just, I guess, kind of the mature salespeople but how much bigger is your sales force on the insurance side versus a year ago at this point?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

It’s probably -- Tim, this is Jerry. It's probably 30% higher today in that group than it was a year ago. There'll come a point, and we're getting closer, where it will stabilize and then it will be just a question of replacing producers that don't perform to expectations. So in 2019, we will get to a point where the investment that we've made will be consistent period-over-period and we'll no longer have the degradation in margin that comes from that incremental investment.

Timothy John McHugh William Blair & Company LLC, Research Division – Partner & Global Services Analyst

Okay. And maybe my last question, a bit broader. It's outside of your market but it's a big enough change in the accounting world. I guess the scrutiny of the U.K. and the U.K. of the Big 4, and some of the changes it could drive in that business. It's -- you're not serving that market at all, I guess, but does that change any thinking as we think about acquisitions or about target opportunities going forward here for you? Or have any other broader impacts?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Not at present, Tim. I mean, we always obviously keep an eye on what's the landscape and the environment. The Big 4, oftentimes what they're faced with, comes down market a year or 2 later. So we are keeping an eye, but the types of things that they're facing in Europe and the types of things you're referring to we have not really seen any sign that it would impact us, at least in the foreseeable future.

Operator

(Operator Instructions) The next question comes from Marc Riddick of Sidoti & Company.

Marc Frye Riddick Sidoti & Company, LLC – Business and Consumer Services Analyst

I wanted to go over, maybe you can spend some time talking about your thoughts and views on your experiences with the national campaign, and how we should think about what 2019 would look like? Or maybe the -- what the flow might look like and sort of -- if you could sort of put some color on where that stands for you going forward as well.

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Sure, Mark. Let me make sure I'm answering the question that you're answering -- you're asking. Is this far as expense? Or as far as how we measure success.

Marc Frye Riddick Sidoti & Company, LLC – Business and Consumer Services Analyst

Yes.

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Both, right? Okay. So what I would say is, the expense, we've basically plan for the expense in 2019 to be similar to the expense that we had in 2018. That actually should give us a little bit extra coverage because in 2018, were some production costs that won't repeat into 2019. So we've budgeted about the same amount year-over-year in that regard. As you know, as far as effectiveness is concerned, this is a long-term investment, and so we have surveyed -- before we even commenced the campaign, we surveyed our markets as to brand awareness and to brand recognition and established the baseline. We have since gone out and resurveyed that group and while we've received positive and directional improvement in the outcome, it's very early in the game, and so we're pleased with the results that we have to date. This is a -- an investment that we're committed to continuing and we're looking forward to kind of the brand recognition that it provides not only externally to the markets but there's also an internal audience, that being our workforce and people who are joining our company prospects. And we're very pleased with the feedback that we've received there as well.

Marc Frye Riddick Sidoti & Company, LLC – Business and Consumer Services Analyst

Okay, that's great to hear. Shifting gears, I wanted to talk a little bit about and get some thoughts. You mentioned some of the -- maybe the uncertainty around project-related work and I was wondering if that ties into if there is any general feedback that you're receiving from the -- from an investor, from a company-thought standpoint around the shutdown and whether that had any impact on customer planning or delays of customer planning. I was just wondering if you could give a sense of if you were getting any type of feedback along those lines. And/or if there are -- you're getting any tariff-related concerns, particularly in end markets that are dependent on a lot of farmers in the area and that kind of thing?

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Right. So Mark, what we do in preparation for just kind of planning for the year and for our own information, is we go back to our offices and we ask those specific questions of the people who are most closely touching our clients. And we really haven't heard a lot of that from our offices, certainly nothing really about the government shutdown, really very little about the tariffs. Of course, they're going to be certain clients in certain industries that will inevitably be impacted by some of these things but it's not enough of a voice really to have risen through the comments that we're receiving back from our offices, which tells me that it should not have a material impact on CBIZ or our performance throughout 2019. On the topic of our project-oriented work. Candidly, 2018 was just an exceptional year. We are planning, in 2019, to have a strong year for our project-oriented work, consistent with the way that they typically perform. But sometimes, all the stars align and things come in that are above and beyond what they normally experience and that was our experience in 2018.

Marc Frye Riddick Sidoti & Company, LLC – Business and Consumer Services Analyst

Okay, great. And then one last thing for me, and it's related along the lines of sort of expected tax outcomes, if you will. I was wondering when you look at some of the reports of individual filings in getting various reports saying somewhere between 8% or 10% less back-end refunds, things like that. I was wondering if there was anything similar that you would be experiencing on a small-business level, any forms of surprises, positive or negative that you're seeing that could either impact or benefit the business. Or the types of things that the folks might be looking out for that, that there might be something that might be for an opportunity for you going forward.

Jerome P. Grisko - CBIZ, Inc. – President and CEO

As you properly described, what you read in the paper today is really around the individual tax return work, and we don't do a lot of that other than support the business owners of the businesses that we support or the executives of those businesses. So we don't -- we haven't really heard a lot about -- from our clients' concerns about refund levels. I will say that the opportunity that we have in 2019 is around tax reform. We represent an awful lot of pass-through entities and the work connected to those entities is in large part going to be performed in 2019. So while we saw a very nice improvement in the amount of revenue generated within our tax group and specifically related, we believe, to tax reform, we believe that we'll continue to see a nice uplift in that type of work, albeit in a different category in 2019.

Operator

(Operator Instructions) I'm showing no further questions. This concludes our question-and-answer session. I would like to turn the conference back over to Jerry Grisko for any closing remarks.

Jerome P. Grisko - CBIZ, Inc. – President and CEO

Thank you, Gary. First, I'd like to thank our shareholders for your continued support and confidence in our team and in our company. I'd also like to congratulate all of our team members for a truly outstanding 2018. You should take great pride in all that we accomplished. We've had an exceptional team that provides truly extraordinary value to our clients. With our scale, our talent, the power of our mission, vision and values, our future has never been brighter. We look forward to speaking with you again on our next earnings call.

Thank you, and have a great day.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.